SHENANDOAH TELECOMMUNICATIONS COMPANY

                              124 South Main Street
                               Edinburg, Virginia



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD APRIL 17, 2001




                                                        March 30, 2001




TO THE SHAREHOLDERS OF SHENANDOAH TELECOMMUNICATIONS COMPANY:

        The annual meeting of shareholders of Shenandoah Telecommunications Company will be held in the Social Hall of the Edinburg Fire Department, Stoney Creek Boulevard, Edinburg, Virginia, on Tuesday, April 17, 2001, at 11:00 a.m. for the following purposes:

1. To elect three Class III Directors to serve until the 2004 Annual Shareholders' Meeting;

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

        Only shareholders of record at the close of business March 20, 2001, will be entitled to vote at the meeting.

        Lunch will be provided.


                                        By Order of the Board of Directors

                                        Harold Morrison, Jr.
                                        Secretary





                                    IMPORTANT

YOU ARE URGED TO COMPLETE, SIGN, AND RETURN THE ENCLOSED PROXY CARD IN THE SELF-ADDRESSED STAMPED (FOR U. S. MAILING) ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING IN PERSON, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE YOUR OWN SHARES.

                                 PROXY STATEMENT




                                                      P. O. Box 459
                                                      Edinburg, VA 22824

                                                      March 30, 2001




TO THE SHAREHOLDERS OF SHENANDOAH TELECOMMUNICATIONS COMPANY:

        Your proxy in the enclosed form is solicited by the management of the Company for use at the Annual Meeting of Shareholders to be held in the Social Hall of the Edinburg Fire Department, Stoney Creek Boulevard, Edinburg,
Virginia, on Tuesday, April 17, 2001, at 11:00 a.m., and any adjournment thereof.

        The mailing address of the Company's executive offices is P.O. Box 459, Edinburg, Virginia 22824.

        The Company has 8,000,000 authorized shares of common stock, of which 3,759,670 shares were outstanding on March 20, 2001. This proxy statement and the Company's Annual Report, including financial statements for 2000, are being mailed on or about March 30, 2001, to approximately 3,731 shareholders of record on March 20, 2001. Only shareholders of record on that date are entitled to vote. Each outstanding share will entitle the holder to one vote at the Annual Meeting. The Company intends to solicit proxies by the use of the mail, in person, and by telephone. The cost of soliciting proxies will be paid by the Company.

        Executed proxies may be revoked at any time prior to exercise. Proxies will be voted as indicated by the shareholders. Executed but unmarked proxies will be voted "FOR" the election of the three nominees for Class III Directors.


                            THE ELECTION OF DIRECTORS

                         Directors Standing for Election

        There are currently nine directors (constituting the entire Board of Directors of the Company), divided into three classes. The current term of Class III Directors expires at the 2001 Annual Meeting. The Board of Directors proposes that the nominees described below, all of whom are currently serving as Class III Directors, be re-elected to Class III for a new term of three years and until their successors are duly elected and qualified.

        The proxy holders will vote the proxies received by them (unless contrary instructions are noted on the proxies) for the election of the three nominees as directors, all of whom are now members of and constitute the Class III Directors. If any such nominees should be unavailable, the proxy holders will vote for substitute nominees in their discretion. Shareholders may withhold the authority to vote for the election of directors or one or more of the nominees. Directors will be elected by a plurality of the votes cast. Abstentions and shares held in street name that are not voted in the election of directors will not be included in determining the number of votes cast. The names and principal occupation of the three nominees, six current directors and executive officers are indicated in the following table. The Board of Directors unanimously recommends a vote "FOR" election of directors.


                               BOARD OF DIRECTORS


                              Year
                              Elected           Principal Occupation and Other Directorships
      Name of Director        Director  Age                 for Past Five Years
----------------------------- --------- ------ -----------------------------------------------
            (1)                 (2)                                 (3)
                       Nominees for Election of Directors

Class III (Term expires 2004) - The directors standing for election are:
 Dick D. Bowman                1980    72    President, Bowman Bros., Inc. (a farm
 Treasurer of the Co.                        equipment dealer); Director, Shenandoah Valley
                                             Electric Cooperative; Director, The Rockingham
                                             Group; Director, Old Dominion Electric
                                                                    Cooperative.

 Christopher E. French         1996    43    President, Shenandoah Telecommunications Co.
 President                                   and its subsidiaries; Director, First National
                                             Corporation.

 James E. Zerkel II            1985    56    Vice Pres., James E. Zerkel, Inc. (a hardware
                                             firm); Director, Shenandoah Valley Electric
                                             Cooperative.

                         Directors Continuing in Office
Class I (Term expires 2002)
 Douglas C. Arthur             1997    58    Attorney-at-Law, Arthur and Allamong;
                                             Director, First National Corporation; Member,
                                             Shenandoah County School Board.

 Harold Morrison, Jr.          1979    71    Chairman of the Board, Woodstock Garage, Inc.
 Secretary of the Co.                        (an auto sales & repair firm); Director, First
                                             Virginia Bank-BR

 Zane Neff                     1976    72    Retired Manager, Hugh Saum Company, Inc.(a
 Asst. Secretary of the Co.                  hardware and furniture store.)

Class II (Term expires 2003)
 Noel M. Borden                1972    64    Retired President, H. L. Borden Lumber Company
 Vice President                              (a retail building materials firm); Chairman
                                             of the Board, First National Corporation.

 Ken L. Burch                  1995    56    Farmer

 Grover M. Holler, Jr.         1952    80    President, Valley View, Inc. (a real estate
                                             developer.)

(1) The directors who are not full-time employees of the Company were compensated in 2000 for their services on the Board and one or more of the Boards of the Company's subsidiaries at the rate of $500 per month plus $500 for each Board meeting attended. Additional compensation was paid during the year to certain non-employee directors who also serve as Vice President, Secretary, Assistant Secretary, and Treasurer, for their services in these capacities, in the amounts of $1,700, $3,440, $1,700, and $3,440, respectively.
(2) Years shown are when first elected to the Board of the Company or the Company's predecessor, Shenandoah Telephone Company. Each nominee has served continuously since the year he joined the Board.
(3)     Each director also serves as a director of the Company's subsidiaries.

                  Attendance of Board Members at Board and Committee Meetings

        During 2000, the Board of Directors held 13 meetings. All of the directors attended at least 75 percent of the aggregate of: (1) the total number of meetings of the Board of Directors; and (2) the total number of meetings held by all committees of the Board on which they served.


                   Standing Audit, Nominating, and Compensation Committees
                            of the Board of Directors

1. Audit Committee - Prior to October 13, 2000, the Finance Committee of the Board of Directors performed a function similar to that of an Audit Committee. The Finance Committee consisted of the following directors: Dick
     D. Bowman (Chairman), Grover M. Holler, Jr., and Noel M. Borden. On October 13, 2000 an Audit Committee was created separate from the Finance
     Committee. The Audit Committee consists of Grover M. Holler, Jr. (Chairman), Douglas C. Arthur, and James E. Zerkel II. The Audit Committee was established so that the committee members would be independent under the listing standards of the NASDAQ Stock Market. During 2000 there were three meetings of the Finance Committee. Additional business of the committees was conducted in connection with the regular Board meetings. Before October 13, 2000, the Finance Committee was responsible for the employment of outside auditors and for receiving and reviewing the auditor's report. As of October 13, 2000, this function is being performed by the Audit Committee.

2. Nominating Committee - The Board of Directors does not have a standing Nominating Committee.

3. Compensation Committee - The Personnel Committee of the Board of Directors performs the function of a compensation committee. The Personnel Committee consists of the following directors: Noel M. Borden (Chairman), Harold Morrison, Jr., and James E. Zerkel. The committee is responsible for the wages, salaries, and benefit programs for all employees. During 2000 there were three meetings of this committee.

                                 STOCK OWNERSHIP

        The following table presents information relating to the beneficial ownership of the Company's outstanding shares of common stock by all directors, executive officers, and all directors and officers as a group. The Company is not aware of any other ownership interest of 5% or more of the Company's outstanding stock.
                                           No. of Shares       Percent
Name and Address                      Owned as of 2-1-01(1)   of Class (2)
-------------------------------------------------------------------------------

Douglas C. Arthur                                1,440             *
Noel M. Borden                                  18,842             *
Dick D. Bowman                                  46,564            1.24
Ken L. Burch                                    45,172            1.20
Christopher E. French                          293,979(3)         7.82
Grover M. Holler, Jr.                           70,736            1.88
Harold Morrison, Jr.                            19,828             *
Zane Neff                                        7,716             *
James E. Zerkel II                               4,498             *
David E. Ferguson                                2,459(3)          *
David K. MacDonald                                 640(3)          *
Laurence F. Paxton                               2,184(3)          *
William L. Pirtle                                1,525(3)          *

Total shares beneficially owned by
13 directors and officers as a group           515,583            13.69

(1) Includes shares held by relatives and in certain trust relationships, which may be deemed to be beneficially owned by the nominees under the rules and regulations of the Securities and Exchange Commission; however, the inclusion of such shares does not constitute an admission of beneficial ownership.
(2) Asterisk indicates less than 1%.
(3) Includes 1,775, 1,287, 420, 981 and 1,209 shares subject to options exercisable within 60 days, by Christopher French, David Ferguson, David MacDonald, Laurence Paxton, and William Pirtle, respectively.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        In 2000, the Company purchased vehicles and received services from Mr. Morrison's company in the amount of $70,040; and, purchased supplies and received services from Mr. Zerkel's company in the amount of $5,869. Management believes that each of the companies provides these services to the Company on terms comparable to those available to the Company from other similar companies. No other director is an officer, director, employee, or owner of a significant supplier or customer of the Company.

                           SUMMARY COMPENSATION TABLE

        The following Summary Table is furnished as to the salary and incentive payment paid by the Company and its subsidiaries on an accrual basis during the fiscal years 1998, 1999, and 2000 to, or on behalf of, the Chief Executive Officer and each of the other executive officers who earn more than $100,000 per year.
                                                         Long-Term
                                    Annual Compensation  Compensation
                                    -------------------  ------------

                                                                       Other
  Name and Principal                           Incentive           Compensation
     Position                Year   Salary($)  Payment($) Options(#)  ($)(1)
     --------                ----   ---------  ---------------------  ------
Christopher E. French        2000   $168,375    $43,342     573      $ 8,938
     President               1999    159,424     35,700     529        8,225
                             1998    148,318     38,041     489        7,849

David E. Ferguson            2000    111,681     18,123     406        7,703
     Vice President-         1999    105,277     15,705     371        7,161
     Customer Service        1998    101,204     16,232     361        7,096

David K. MacDonald           2000     87,004     17,725     317        6,379
    Vice President-          1999     84,365     13,039     262        5,720
    Engineering &            1998     70,345     11,925      -         4,488
     Construction

Laurence F. Paxton           2000     88,839     14,855     287        6,401
     Vice President-         1999     84,872     12,290     283        5,906
     Finance                 1998     81,059     13,439     279        5,972

William L. Pirtle            2000    106,387     17,733     391        6,660
     Vice President-         1999    101,633     15,384     378        6,192
     Personal Comm. Service  1998     96,990     15,991     329        6,196

(1) Includes amounts contributed by the Company under its 401(k) and Flexible Benefits Plans, each of which is available to all regular Company employees.


                               OPTION GRANTS TABLE
                        Option Grants in Last Fiscal Year


                                                                Potential
                        Individual Grants                   Realizable Value at
                        -----------------                  Assumed Annual Rates
                             Percent of                       of Stock Price
                            Total Options  Exercise           Apprciation For
                     Options  Granted      Or Base  Expiration   Option Term
Name                (Shares) Fiscal Year  Per Share   Date     5%(1)   10%(1)
----                --------------------  ---------   ----     -----   ------
Christopher E. French    573     3.0%      $34.37   2/14/2005  $5,444   12,022
David E. Ferguson        406     2.1%       34.37   2/14/2005   3,857    8,518
David K. MacDonald       317     1.7%       34.37   2/14/2005   3,012    6,651
Laurence F. Paxton       287     1.5%       34.37   2/14/2005   2,727    6,021
William L. Pirtle        391     2.0%       34.37   2/14/2005   3,715    8,203


(1) In order to realize the potential value set forth, the price per share of the Company's common stock would be approximately $43.87 and $55.35, respectively, at the end of the five-year option term.


                    OPTION EXERCISES AND YEAR END VALUE TABLE
     Aggregated Option Exercises in Last Fiscal Year and FY-End Option Value

                                                No. of           Value of
                                              Unexercised      Unexercised
                                                Options/       in the Money
                                             FY-End (Shares) Options/FY-End ($)
                   Shares Acquired    Value   Exercisable/    Exercisable/
Name                on Exercise    Realized  Unexercisable    Unexercisable
---------------     -----------    --------  -------------    -------------
Christopher E. French        0          0       1,224/838       12,412/2,964
David E. Ferguson            0          0         898/592        9,091/2,080
David K. MacDonald           0          0         131/448        1,465/1,465
Laurence F. Paxton           0          0         696/429        7,040/1,588
William L. Pirtle            0          0         825/580        9,387/2,114

Closing price on December 31, 2000 was $32.125 and was used in calculating the value of unexercised options.


                                 RETIREMENT PLAN

        The Company maintains a noncontributory defined benefit Retirement Plan for its employees. The following table illustrates normal retirement benefits based upon Final Average Compensation and years of credited service. The normal retirement benefit is equal to the sum of:

        (1) 1.14% times Final Average Compensation plus 0.65% times Final Average Compensation in excess of Covered Compensation (average annual compensation with respect to which Social Security benefits would be provided at Social Security retirement age) times years of service (not greater than 30); and
        (2) 0.29% times Final Average Compensation times years of service in excess of 30 years (such excess service not to exceed 15 years).


                            Estimated Annual Pension
                            Years of Credited Service
        Final Average
        Compensation       15            20         25          30          35
        -----------------------------------------------------------------------
         $    20,000    $  3,420    $  4,560    $  5,700    $  6,840    $  7,130
              35,000       5,985       7,980       9,975      11,970      12,478
              50,000       9,797      13,062      16,328      19,594      20,319
              75,000      16,509      22,012      27,516      33,019      34,106
             100,000      23,222      30,962      38,703      46,444      47,894
             125,000      29,934      39,912      49,891      59,869      61,681
             150,000      36,647      48,862      61,078      73,294      75,469
             170,000      42,017      56,022      70,028      84,034      86,499

        Covered Compensation for those retiring in 2001 is $37,212. Final Average Compensation equals an employee's average annual compensation for the five consecutive years of credited service for which compensation was the highest. The amounts shown as estimated annual pensions were calculated on a straight-life basis assuming the employee retires in 2001. The Company did not make a contribution to the Retirement Plan in 2000, as the Plan was adequately funded. Christopher French, David Ferguson, David MacDonald, Laurence Paxton, and William Pirtle had 19 years, 33 years, 5 years, 10 years, and 8 years, respectively, of credited service under the plan as of January 1, 2001.


             REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The Audit Committee of the Board of Directors of the Company serves as a representative of the Board for general oversight of the Company's financial accounting and reporting systems, managing the audit process, and monitoring compliance with applicable laws and regulations. The Board of Directors has adopted a written charter for the Audit Committee, and a copy of the charter is included as Appendix A to this proxy statement. The Company's management has primary responsibility for preparing the Company's financial statements and the Company's financial reporting process. The Company's auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements to generally accepted accounting principles. In this context the Audit Committee hereby reports as follows:

1. The Committee has reviewed and discussed the audited 2000 financial statements with management.
2. The Committee has discussed with the independent auditors the matters required to be discussed by SAS 61.
3. The Committee has received the auditor's disclosures regarding the auditor's independence from the Company.
4. No item has come to the attention of the Committee which would lead its members to believe that the audited 2000 financial statements in the Company's Annual Report contained an untrue statement of a material fact or omitted a material fact that would make the statements misleading.
5. The Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the calendar year ended December 31, 2000 for filing with the Securities and Exchange Commission.

    Each of the members of the Audit Committee is independent as defined under the listing standards of the NASDAQ Stock Market.

                                    Submitted by the Company's Audit Committee
                                            Grover M. Holler, Jr., Chairman
                                            Douglas C. Arthur
                                            James E. Zerkel II


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The members of the Personnel Committee of the Board of Directors of the Company perform the function of a Compensation Committee. The Committee's approach to compensation of the Company's executive officers, including the Chief Executive Officer, is to award a total compensation package consisting of salary, annual and long-term incentives, and fringe benefit components, which recognizes that the compensation of executive officers should be established at levels which are consistent with the Company's objectives and achievements. The compensation package, and the Committee's approach to setting compensation, is to provide base salaries at levels that are competitive with amounts paid to senior executives with comparable qualifications, experience, and responsibilities. The annual incentive compensation is approved upon achievement of corporate objectives. The longer-term incentive compensation, consisting of the Company's Incentive Stock Option Plan, is closely tied to the Company's success in achieving increases in the Company's stock price, thereby benefiting all shareholders. The Committee reviews industry compensation surveys, and compares compensation data from public filings by other publicly held companies in our industry and market region. In setting the compensation of the executive officers other than the Chief Executive Officer, the Committee receives and accords significant weight to the input of the Chief Executive Officer.

        The Committee has recognized the success of the Company's executives in accomplishing the Company's various strategic objectives, and has taken into account management's commitment to the long-term success of the Company. The Company has continued to expand its product and service offerings and has also continued its expansion beyond its traditional geographic base. The Company has also continued to focus its efforts on increasing earnings and on providing superior customer service while controlling operating costs. These actions will in turn assist the Company in meeting the challenge of achieving growth in an increasingly competitive telecommunications industry. Based upon its evaluation of these and other relevant factors, the Committee is satisfied that the executives have contributed positively to the Company's long-term financial performance.

        The annual base salary of the Chief Executive Officer is determined by the Committee in recognition of his leadership role in formulating and executing strategies for responding to the challenges of our industry, and the Committee's assessment of his past performance and its expectation for his future contributions in leading the Company. The 2000 base salary was not set in response to attainment of any specific goals by the Company, although the Committee took into consideration his individual contributions to the Company's performance, reflected by approximately 41% growth in revenues, 53% growth in earnings, and his efforts to successfully negotiate the sale of two major wire-less assets.

        The annual incentive plan stresses improvement in both financial performance, as measured by increases in net income, and service provided to the Company's customers, as measured by trouble reports from customers. Specific target goals are set each year. In 2000, targets were set for increases in revenues from the Company's PCS services; increases in earnings from our non-wireless businesses; reductions in troubles reported by customers; and, a subjective valuation of overall productivity, timely and cost effective completion of projects, and improvement in working relationships between different functional areas of the organization. Performance of these four factors could range from 0 to 200%, and were weighted by 20%, 25%, 30%, and 25% respectively. As a result of its increase in earnings and revenues and a significant improvement in service, the Company reached over 164 percent of its combined goals. Overall performance greatly exceeded the Company's goals and exceeded the goals by a larger margin than the previous year's plan; therefore, incentive payments made to the Company's president and other executive officers were larger than payments made in the previous year.

        The long-term incentive plan involves most employees of the Company, and incentive stock options are currently being granted on a formula related to base salary. Rewards under this plan for the executive officers, as well as all participating employees, are dependent upon increases in the market price of the Company's stock.

                            Submitted by the Company's Personnel Committee:
                                 Noel M. Borden, Chairman
                                 Harold Morrison, Jr.
                                 James E. Zerkel II


                     FIVE-YEAR STOCKHOLDER RETURN COMPARISON

        The following graph compares the performance of the Company's stock to the NASDAQ Market Index and the S&P Telephone Index. The S&P Telephone Index consists of Alltel Corporation; BellSouth Corporation; CenturyTel, Inc; Qwest Communications International Inc.; SBC Communications Inc.; and, Verizon Communications. The graph assumes that the value of the investment in the Company's stock and each of the indices was $100 at December 31, 1995 and that all dividends were reinvested. As of October 23, 2000, the Company's stock became listed on the NASDAQ National Market, and continued to trade under the symbol "SHET."


                                        1995   1996   1997   1998   1999   2000
Shenandoah Telecommunications Company    100    112     99    102    184    178
NASDAQ Stock Market                      100    123    151    213    395    238
S&P Telephone Index                      100    101    141    207    219    196


        Comparison of Five-Year Cumulative Total Return among Shenandoah Telecommunications Company, NASDAQ Market Index, and S&P Telephone Index
                                [OBJECT OMITTED]

            SECTION 16(a) - BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Ownership of and transactions in Company stock by executive officers and directors are required to be reported to the Securities and Exchange Commission pursuant to Section 16(a) of the Securities and Exchange Act. On February 12, 2001 David K. MacDonald, an executive officer, filed a Form 5 for the year ended December 31, 2000 to correct an inadvertent failure to report the indirect ownership of an additional 20 shares on his Form 3 of September 1, 1998. Based solely upon a review of copies of reports of beneficial ownership provided to the Company by officers and directors, the Company believes that all reports required pursuant to Section 16(a) with respect to the year 2000 were timely filed.

                         INDEPENDENT PUBLIC ACCOUNTANTS

        The Board of Directors, on the recommendation of the Audit Committee, has decided to terminate McGladrey and Pullen, LLP's appointment as its auditor and has appointed the firm of KPMG LLP as auditors to make an examination of the accounts of the Company for the 2001 fiscal year. McGladrey and Pullen, LLP has made the annual audits of the Company from 1994 until the year ended December 31, 2000. In connection with its reports on the financial statements of the Company for each of the years in which it performed an audit, there were no disagreements with McGladrey and Pullen, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. In addition, these audit reports did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. It is not expected that representatives of either firm will be present at the annual meeting.

                                   Audit Fees
        The aggregate fees billed for Audit of the Company's annual financial statements for 2000 and the reviews of the financial statements included in the Company's forms 10-Q for 2000 was $79,536.

          Financial Information Systems Design and Implementation Fees
        The Company did not engage the principal accountant for any services of this nature.

                                 All Other Fees
        The aggregate of all other fees billed by the principal accountant was $42,226, the majority of which was for audit of the Company's benefit plans and assistance in preparing tax returns. The Audit Committee considers the nature of this work to be compatible with maintaining the principal accountant's independence.

                            PROPOSALS OF SHAREHOLDERS

        Proposals of shareholders to be included in management's proxy statement and form of proxy relating to next year's annual meeting must be received at the Company's principal executive offices no later than November 30, 2001. In addition, in order for any matter to be properly brought before the 2002 annual meeting, the stockholder must notify the Company in writing no later than December 17, 2001.

                                  OTHER MATTERS

        Management does not intend to bring before the meeting any matters other than those specifically described above and knows of no matters other than the foregoing to come before the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters, including any matters dealing with the conduct of the meeting.


                                    FORM 10-K

        The Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission is available to shareholders, without charge, upon request to Mr. Laurence F. Paxton, Vice President-Finance, Shenandoah Telecommunications Company, P. O. Box 459, Edinburg, VA 22824; or, can be retrieved from the Securities and Exchange Commission website at www.sec.gov.



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                                   APPENDIX A

                SHENANDOAH TELECOMMUNICATIONS COMPANY AUDIT COMMITTEE CHARTER

Organization - There shall be a committee of the board of directors to be known as the audit committee. The audit committee shall be composed of three or more directors who are independent of the management of the corporation and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member.

Statement of Policy - The audit committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the directors, the independent auditors, and the financial management of the corporation.

Responsibilities - In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the audit committee will:

o Reassess the adequacy of this written charter on an annual basis.

o Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the corporation and its divisions and subsidiaries. The independent auditors will be ultimately accountable to the directors.

o Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

o Review with independent auditors and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

o Ensure that at least one member of the Audit Committee possesses the necessary financial sophistication for financial oversight responsibilities, as evidenced by past employment experience in finance or accounting, or other comparable experience or background.

o Receive from the independent auditors a formal written statement delineating all relationships between the auditors and the company.

o Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

o Provide sufficient opportunity for the independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the corporation's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

o Review human resources and succession planning within the accounting and financial departments of the company.

o Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each meeting with, the board of directors.

o Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

o Review related party transactions for potential conflict of interest situations.


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